Exhibit 2(a)(ii)
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
          Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:
1.	Name of Statutory Trust: Global Real Estate Investments Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows: Article FIRST of the Trust’s Certificate of Trust be amended to read as follows:
               FIRST: The name of the Trust is Global Real Estate Opportunity Trust.
3.	This Certificate of Amendment shall be effective upon filing.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate the 27th day of May, 2009.

By:	/s/ randy s. lewis
	Name:	Randy S. Lewis
	Title:	Secretary and Trustee